Exhibit 99.A

Exhibit A

TRANSACTIONS BY REPORTING PERSONS IN THE LAST 60 DAYS

Beneficial Ownership	Purchase or Sale	Transaction Date	Quantity	Price per Share (including commission)	How Effected
Relational Investors LLC	Sale	5/8/2007	22,678	24.04	Open Market
Relational Fund Partners, LP	Sale	5/8/2007	1,076	24.04	Open Market
Relational Investors XII, L.P.	Sale	5/8/2007	92,899	24.04	Open Market
Relational Investors XIV, L.P.	Sale	5/8/2007	333,347	24.04	Open Market
Relational Investors LLC	Sale	5/9/2007	21,307	24.36	Open Market
Relational Fund Partners, LP	Sale	5/9/2007	1,011	24.36	Open Market
Relational Investors XII, L.P.	Sale	5/9/2007	87,284	24.36	Open Market
Relational Investors XIV, L.P.	Sale	5/9/2007	313,198	24.36	Open Market
Relational Investors LLC	Sale	5/10/2007	18,014	24.09	Open Market
Relational Fund Partners, LP	Sale	5/10/2007	855	24.09	Open Market
Relational Investors XII, L.P.	Sale	5/10/2007	73,796	24.09	Open Market
Relational Investors XIV, L.P.	Sale	5/10/2007	264,801	24.09	Open Market